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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Shareholder
International Processing Corporation and
  International Transportation Service, Inc.:


We consent to the incorporation by reference in the registration statement (No. 33-47053) on Form S-8 of Scope Industries of our report dated February 19, 1999, with respect to the combined balance sheets of International Processing Corporation and International Transportation Service, Inc. and subsidiary as of January 2, 1999 and January 3, 1998, and the related combined statements of operations, stockholder's equity, and cash flows for the years then ended, which report appears in the Form 8-K of Scope Industries dated June 17, 1999.



KPMG LLP
Dallas, Texas
June 16, 1999



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